CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2 filed with the SEC on July 31, 2007 (the “Registration Statement” of Green Mountain Recovery, Inc. (the “Company”), of our report dated July 15, 2007, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to our firm under the caption “Experts”.

/s/ Li & Company, PC

Li & Company, PC
Skillman, New Jersey
July 26, 2007